Exhibit 99.1

Vans, Inc. Reports First Quarter Sales and Earnings

    SANTA FE SPRINGS, Calif.--(BUSINESS WIRE)--Sept. 25, 2003--Vans, Inc. (Nasdaq: VANS)

    -- Reports Base Business EPS from Continuing Operations of $0.76 versus $0.31 a year ago, and GAAP EPS from Continuing
        Operations of $0.64 versus $0.31 a year ago

    --  Same Store Sales Increased 13.7% for the first quarter

    Vans, Inc. (Nasdaq: VANS) today announced financial results for the first fiscal quarter ended August 30, 2003.
    Net sales for the base business for the quarter (excluding skateparks expected to be closed) increased 5.2% to $126.2 million, compared to $120.0 million for the first quarter of fiscal 2003. Net income for the base business increased 145.1% to $13.8 million, versus net income for the base business of $5.6 million in the same period last year, and diluted earnings per share for the base business were $0.76, versus diluted earnings per share of $0.31 in the prior year period. On a GAAP basis, the Company reported net sales for the quarter of $129.0 million, compared to $123.3 million for the first quarter of fiscal 2003 and diluted earnings per share from continuing operations of $0.64, versus diluted earnings per share from continuing operations of $0.31 a year ago. As previously announced, approximately $0.11 of the increase in earnings per share was due to a lower effective tax rate in the first quarter that is expected to be largely offset by a higher effective tax rate over the remaining three quarters of fiscal 2004.* For a reconciliation of GAAP results to the Company's base business results, please refer to Table 2 following the text of this release.
    Gary H. Schoenfeld, President and Chief Executive Officer of Vans, stated, "The positive momentum that we experienced at the end of fiscal 2003 has continued into fiscal 2004, evidenced by a 13.7% increase in same-store sales and a substantial increase in earnings per share. Our girls business continues to be strong, our mens business had good sell-throughs as well and we are also pleased with the response this summer to our new Vault(TM) collection and the reaction to our Spring '04 Core line at the recent ASR trade show."
    Total U.S. sales for the first quarter, including sales through Vans' U.S. retail stores, were $91.0 million, versus $90.2 million for the same period a year ago. Sales through the Company's U.S. retail stores increased 7.0% to $37.1 million in the first quarter of fiscal 2003, from $34.6 million in the same period a year ago. Comparable store sales for the first quarter increased 13.7% versus the same period last year. U.S. national sales in the first quarter were $53.9 million, versus $55.6 million a year ago. Total international sales increased 15% to $38.0 million, versus $33.1 million a year ago. On a constant dollar basis, international sales would have increased approximately 5%.
    "Our strong retail performance during the quarter was driven by a number of factors including significantly improved merchandising assortments and better in-stock positions with our biggest gains in girls and apparel," Mr. Schoenfeld said. "We also were very pleased with generally strong across-the- board performance in U.S. wholesale during back-to-school, which has led to a more than 5% increase in bookings for the second quarter compared to last year."*
    Gross margin for the quarter increased 470 basis points to 45.2% compared to 40.5% a year ago for the base business. On a GAAP basis, gross margin was 45.7% (See Table 2 for a reconciliation between GAAP results and base business results). The increase in gross margin was due to a combination of favorable exchange rates in Europe, a reduction in wholesale markdowns, higher license income from Japan and an increase in profits from the Vans Warped Tour.(R) Inventory at the end of the quarter was $49.3 million compared to $43.1 million a year ago, and cash and cash equivalents were $52.5 million as of August 30, 2003.
    The Company also disclosed that it closed three skateparks during the quarter. Additionally, a termination agreement was reached for one additional park during the first quarter and the Company continues to anticipate resolution on two of its four remaining parks during the second quarter.*
    The Company's earnings per share guidance for the base business and on a GAAP basis for the full-year fiscal 2004 is $0.47 to $0.52 and $0.25 to $0.35, respectively. Additional guidance for the full-year and guidance for the second, third and fourth quarters of fiscal 2004 is set forth in Table 4 following the text of this release.
    Mr. Schoenfeld concluded, "We are very pleased to see the positive results from our focused efforts in product and merchandising and retail execution coupled with a continued discipline of controlling expenses. Overall, our results demonstrate our enhanced ability to capitalize on the blending of fashion and athletic footwear.* We remain committed to building upon our strong brand position as a leader in the youth market and being at the forefront of action sports." *

    Vans, Inc. is a leading branded lifestyle company for the youth market. Vans reaches its 10 to 24 year-old target consumers through the sponsorship of action sports such as skateboarding, snowboarding, surfing and BMX, and through major entertainment events and venues, such as the VANS Triple Crown(TM) Series, the VANS Warped Tour,(R) the VANS World Amateur Skateboarding Championships, and the VANS High Cascade Snowboard Camp,(R) located on Mt. Hood. The Company operates 159 retail stores in the U.S. and Europe, and designs, markets and distributes active-casual footwear, clothing and accessories, performance footwear for action sports snowboard boots, step-in snowboard boot bindings, and outerwear worldwide. The Company also offers the PRO-TEC line of protective helmets and pads through its subsidiary, Pro-tec, Inc. Vans' Internet address is www.vans.com, and its SEC reports and other investor information can be accessed at www.vans.biz.

     *These are forward-looking statements about the Company's sales and earnings for the second quarter of fiscal 2004 and the balance of fiscal 2004. The Company's actual results could vary significantly and could be impacted by a number of important factors, including but not limited to: (i) the ongoing consolidation of the retail segment of the footwear industry coupled with price compression in the industry; (ii) the continued sluggish performance of the U.S. economy (including, particularly, California and the retail segment), foreign economies and the footwear industry, or the occurrence of events that adversely affect the world economy and the political stability of the world, such as the recent war with Iraq, the ongoing dispute with North Korea, and the terrorist attacks against the United States which occurred on September 11, 2001; (iii) the ability of the Company to sustain the recent new growth in its retail business; (iv) any adverse impact of the SARS virus on the Company's ability to source products from China and/or Philippines; (v) changes in the fashion preferences of the Company's target customers and the Company's ability to anticipate and respond to such changes; (vi) increasing competition in all lines of the Company's business from large, well-established companies with significant financial resources and brand recognition, and niche competitors who market exclusively to the Company's target customers; (vii) the cancellation of orders which could alter bookings numbers; (viii) the fluctuation of foreign currencies in relation to the U.S. dollar, including particularly, the impact of the euro and the British pound on the Company's European business; (ix) the potential fluctuation of the Company's effective tax rate due to changes in the mix between taxable income from U.S. and foreign jurisdiction; and (x) the timing of skatepark closures and the ability of the Company to successfully complete negotiations on the termination and/or restructuring of the leases for certain of its remaining skateparks. Many of these factors, and others, are discussed more extensively in the Risk Factors section of the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2003, which is filed with the Securities and Exchange Commission.




                                                               Table 1
                   Vans, Inc.
Unaudited Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share amounts)

                                                 Three months ended
                                                 -------------------
                                                  Aug 30,  Aug 31,
                                                   2003     2002
                                                 -------- --------
Retail sales                                     $37,080  $34,649
National sales                                    53,892   55,569
International sales                               37,999   33,060
                                                 -------- --------
   Net sales                                     128,971  123,278

Cost of sales                                     70,035   72,150
                                                 -------- --------

Gross profit                                      58,936   51,128
Gross profit percentage                             45.7%    41.5%

Operating expenses
Retail                                            16,805   16,513
Marketing, advertising and promotion               9,845   10,663
Selling, distribution and administrative          16,353   14,742
Lease termination costs                            1,972        -
Amortization of intangible assets                    167      188
                                                 -------- --------
  Total operating expenses                        45,142   42,106

Operating income                                  13,794    9,022
Operating income percentage                         10.7%     7.3%

Other (income) expense, net (a)                      (78)     762
Interest (income), net                               (59)    (268)
                                                 -------- --------
   Other (income) expense, net                      (137)     494

Income from continuing operations before income
 taxes and minority interest                      13,931    8,528

Income tax expense                                 1,309    2,584
Minority interest                                  1,067      371
                                                 -------- --------
Income from continuing operations                 11,555    5,573

Loss from discontinued operations, net of tax     (4,927)    (152)

Net income                                        $6,628   $5,421
                                                 ======== ========

Earnings (loss) per share:
Basic weighted average shares outstanding         17,827   18,166

Income from continuing operations                  $0.65    $0.31
Loss from discontinued operations                  (0.28)   (0.01)
                                                 -------- --------
Net income                                         $0.37    $0.30
                                                 ======== ========

Diluted weighted average shares outstanding       18,096   18,352

Income from continuing operations                  $0.64    $0.31
Loss from discontinued operations                  (0.27)   (0.01)
                                                 -------- --------
Net income                                         $0.37    $0.30
                                                 ======== ========

Footnote:
---------

(a) Other (income) expense, net consists primarily of licensing royalties, hedging activity, and foreign exchange gains and losses.

                                                               Table 2

                              Vans, Inc.
            Reconciliation of Base Business to Consolidated
                       Statements of Operations
           (Amounts in thousands, except per share amounts)


The Company's results of operations include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing, and amount. The following tables reconcile our consolidated Statements of Operations to our Base Business, as defined below. This presentation is meant to provide useful information to investors because the Company has made a strategic decision to exit the skatepark business, with the exception of one or two strategic skatepark locations which the Company plans to keep open primarily to promote brand awareness.
The information in the schedule below is not considered to be an alternative to operating income in accordance with generally accepted accounting principles.


                                            Q1 FY 2004
                                  -------------------------------
                                    Total
                                  Reported  Skatepark        Base
                                  Per GAAP Operations(A) Business (B)
                                  -------- ------------- -------------


Net Sales                         $128,971     $2,738    $126,233
Gross Profit                       $58,936     $1,898     $57,038
Gross Profit percentage               45.7%      69.3%       45.2%

Lease terminations                  $1,972     $1,972          $-
Total operating expenses           $45,142     $4,149     $40,993

Income (loss) from continuing operations
  before income taxes and minority
   interest                        $13,931    $(2,251)    $16,182
Income from continuing operations  $11,555    $(2,251)    $13,806

Loss from discontinued
  operatons, net of tax            $(4,927)   $(4,927)         $-

Net income (loss)                   $6,628    $(7,178)    $13,806

Diluted shares outstanding          18,096     18,096      18,096

Diluted earnings per share
Continuing operations                $0.64     $(0.12)      $0.76
Discontinued operations             $(0.27)    $(0.27)         $-
                                  ---------  ---------   ---------
Net income (loss)                    $0.37     $(0.39)      $0.76


                                            Q1 FY 2003
                                  -------------------------------
                                    Total
                                  Reported  Skatepark        Base
                                  Per GAAP Operations(A) Business (B)
                                  -------- ------------- -------------



Net Sales                         $123,278     $3,296    $119,982
Gross Profit                       $51,128     $2,481     $48,647
Gross Profit percentage               41.5%      75.3%       40.5%

Lease terminations                      $-         $-          $-
Total operating expenses           $42,106     $2,581     $39,525

Income (loss) from continuing operations
  before income taxes and minority
   interest                         $8,528      $(100)     $8,628
Income (loss) from continuing
 operations                         $5,573       $(60)     $5,633

Loss from discontinued
  operatons, net of tax              $(152)     $(152)         $-

Net income (loss)                   $5,421      $(212)     $5,633

Diluted shares outstanding          18,352     18,352      18,352

Diluted earnings per share
Continuing operations                $0.31     $(0.00)      $0.31
Discontinued operations             $(0.01)    $(0.01)         $-
                                  ---------  ---------   ---------
Net income (loss)                    $0.30     $(0.01)      $0.31

Footnotes:
----------
(A) The skatepark operations include the results of all skateparks which are expected to close within the next 9-24 months. This column does not include two skateparks the Company currently plans to keep open primarily to promote brand awareness.

(B) The Base Business, which is the total consolidated statement of operations, less the operations of the skateparks the Company expects to close and the related lease termination charges, consists of retail store operations, two skateparks which the Company currently plans to keep open, the national wholesale business, the Vans Warped Tour, the Vans High Cascade Snowboard Camp and the international wholesale business.

                                                              Table 3
                              Vans, Inc.
           Unaudited Condensed Consolidated Balance Sheets
                           (In thousands)


                                                   Aug 30,   Aug 31,
                                                    2003      2002
                                                  --------- ---------
ASSETS:
Current assets
Cash and cash equivalents                          $52,496   $39,904
Marketable debt securities                               -     8,293
Trade receivables, net                              51,595    54,984
Inventory                                           49,326    43,090
Deferred income taxes                                2,559     9,337
Other current assets                                11,029     8,901
                                                  --------- ---------
                         Total current assets      167,005   164,509

Property, plant and equipment, net                  24,506    40,680
Intangible assets                                   47,159    50,603
Other assets                                         3,532     9,010
Assets held for disposal                                 -     3,118
                                                  --------- ---------

                         Total assets              $242,202  $267,920
                                                  ========= =========

LIABILITIES:

Accounts payable                                   $23,649   $20,208
Other current liabilities                           14,599    13,165
Lease termination costs                                798         -
Income taxes payable                                 6,455     8,456
Liabilities held in connection with disposal
 activities                                          5,013         -
                                                  --------- ---------
                         Total current liabilities  50,514    41,829
Deferred income taxes                                2,322    11,481
Long-term debt                                       2,512     2,952
                                                  --------- ---------
                         Total liabilities          55,348    56,262

Minority interest                                    2,527     2,663
Shareholders' equity                               184,327   208,995
                                                  --------- ---------
                         Total liabilities and
                          shareholders' equity    $242,202  $267,920
                                                  ========= =========

                                                               Table 4

                              Vans, Inc.
      Reconciliation of GAAP Guidance to Base Business Guidance
           (Amounts in millions, except per share amounts)

The Company's results of operations and any forward looking guidance include the effects of significant transactions and events affecting earnings that vary widely and unpredictably in nature, timing, and amount. The following tables reconcile our GAAP guidance to our Base Business guidance, as defined below, for the periods indicated. This guidance is meant to provide useful information to investors because the Company has made a strategic decision to exit the skatepark business, with the exception of one or two strategic skatepark locations which the Company may keep open primarily to promote brand awareness. The information in the schedule below is not considered to be an alternative to guidance given in accordance with GAAP.

                                                         Base Business
                                                          Excluding
                                     Skatepark            Skatepark
                                    Operations           Operations
                     Total           And Lease            and Lease
                    Guidance         Termination        Termination
                    Per GAAP         Charges (A)         Charges (B)
                  -------------     -------------       ------------
Fiscal 2004
 Guidance as of
 September 25, 2003:
--------------------

Full Year
Fiscal 2004
-----------

Total revenues     $324 to $334         Approx. $4       $320 to $330


Gross profit
 percentage         Approx. 48%         Approx. 70%       47% to 48%


Operating expenses,
 including lease
 termination
 charges            $146 to $152          $6 to $7       $140 to $145

Effective tax rate   26% to 29%              0%            20% to 22%

Earnings (loss)
 per share        $0.25 to $0.35    $(0.17) to $(0.22)  $0.47 to $0.52



Q2 Fiscal 2004
----------------

Total revenues      $60 to $62           Approx. $2        $58 to $60

Gross profit
 percentage         Approx. 49%          Approx. 70%       Approx. 48%

Operating expenses,
 including lease
 termination
 charges            Approx. $37          Approx. $5        Approx. $32

Minority interest and
 income tax
 expense            Approx. $1               $0             Approx. $1

Earnings (loss)
 per share      $(0.45) to $(0.47)    Approx. $(0.20)      $(0.25) to
                                                            $(0.27)

Q3 Fiscal 2004
--------------

Total revenues     $77 to $82            Approx. $2       $75 to $80

Earnings (loss)
 per share        $0.07 to $0.11       Approx. $(0.04)  $0.11 to $0.15


Q4 Fiscal 2004
---------------

Total revenues     $61 to $66            Approx. $1        $60 to $65

Earnings (loss)
 per share      $(0.12) to $(0.16)     Approx. $(0.02)    $(0.10) to
                                                            $(0.14)


Footnotes:
----------

(A) The skatepark operations include the results of all skateparks which are expected to close within the next 9-24 months. This column does not include two skateparks the Company currently plans to keep open primarily to promote brand awareness. The lease termination charges are estimated costs to terminate existing leases related to expected skatepark closures. The guidance as of September 25, 2003 assumes that the lease termination of the remaining two parks expected to close will be completed in the second quarter of fiscal 2004.

(B) The Base Business, which is the total consolidated statement of operations, less the operations of the skateparks the Company expects to close and the related lease termination charges, consists of retail store operations, two skateparks which the Company currently plans to keep open, the national wholesale business, the Vans Warped Tour, the Vans High Cascade Snowboard Camp and the international wholesale business.

    CONTACT: Vans, Inc.
             Gary H. Schoenfeld, 562-565-8267
             or
             Integrated Corporate Relations
             Chad A. Jacobs, 203-222-9013